Exhibit 4.4

2022 Inducement Plan

Form of Global Stock Option Grant Package

FRESHWORKS INC.

STOCK OPTION GRANT NOTICE

(2022 INDUCEMENT PLAN)

Freshworks Inc. (the “Company”), pursuant to the Company’s 2022 Inducement Plan (the “Plan”), has granted to you (“Optionholder”) an option to purchase the number of shares of the Common Stock set forth below (the “Option”). Your Option is subject to all of the terms and conditions as set forth herein and in the Plan, and the Global Stock Option Agreement, as well as any additional terms and conditions for your country set forth in the attached appendix (the “Appendix”) and the Notice of Exercise, all of which are incorporated herein in their entirety. Capitalized terms not explicitly defined herein but defined in the Plan or the Global Stock Option Agreement shall have the meanings set forth in the Plan or the Global Stock Option Agreement, as applicable.

Optionholder:
Date of Grant:
Vesting Commencement Date:
Number of Shares of Common Stock Subject to Option:
Exercise Price (Per Share) (US$):
Total Exercise Price (US$):
Expiration Date:

Type of Grant:	Nonstatutory Stock Option

Exercise and
Vesting Schedule:	[Subject to Optionholder’s Continuous Service through each applicable vesting date, the Option will vest as follows: 25% of the total number of shares subject to the Option shall vest on the first anniversary of the Vesting Commencement Date, and 6.25% of the total number of shares subject to the Option shall vest on each quarterly vesting date thereafter until the Option is fully vested.]

Optionholder Acknowledgements: By your signature below or by electronic acceptance or authentication in a form authorized by the Company, you understand and agree that:

•

The Option is governed by this Stock Option Grant Notice (this “Grant Notice”), and the provisions of the Plan and the Global Stock Option Agreement (including the Appendix) and the Notice of Exercise, all of which are made a part of this document. Unless otherwise provided in the Plan or the Global Stock Option Agreement, this Grant Notice and the Global Stock Option Agreement (including the Appendix) (together, the “Option Agreement”) may not be modified, amended or revised except in a writing signed by you and a duly authorized officer of the Company.

•

You consent to receive the Option Agreement, the Plan, the Prospectus and any other Plan-related documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

1.

•

You have read and are familiar with the provisions of the Plan, the Option Agreement, the Notice of Exercise and the Prospectus. In the event of any conflict between the provisions in the Option Agreement, the Notice of Exercise, or the Prospectus and the terms of the Plan, the terms of the Plan shall control.

•

The Option Agreement sets forth the entire understanding between you and the Company regarding the acquisition of Common Stock and supersedes all prior oral and written agreements, promises and/or representations on that subject with the exception of other equity awards previously granted to you.

•

Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

FRESHWORKS INC.		OPTIONHOLDER:

By:
	Signature	Signature

Title:		Date:

Date:

ATTACHMENTS: Global Stock Option Agreement, Appendix, 2022 Inducement Plan, Notice of Exercise

ATTACHMENT I

FRESHWORKS INC.

GLOBAL STOCK OPTION AGREEMENT

(2022 INDUCEMENT PLAN)

As reflected by your Stock Option Grant Notice (“Grant Notice”), Freshworks Inc. (the “Company”) has granted you an option under the Company’s 2022 Inducement Plan (the “Plan”) to purchase a number of shares of Common Stock at the exercise price indicated in your Grant Notice (the “Option”). This Option is granted in compliance with Nasdaq Listing Rule 5635(c)(4) as a material inducement to you entering into employment with the Company. The terms of your Option as specified in the Grant Notice and this Global Stock Option Agreement, including any additional terms and conditions for your country set forth in the attached appendix hereto (the “Appendix”), constitute your “Option Agreement.” Capitalized terms not explicitly defined in this Global Stock Option Agreement but defined in the Grant Notice or the Plan shall have the meanings set forth in the Grant Notice or Plan, as applicable

The general terms and conditions applicable to your Option are as follows:

1. GOVERNING PLAN DOCUMENT. Your Option is subject to all the provisions of the Plan, including but not limited to the provisions in:

(a) Section 6 regarding the impact of a Capitalization Adjustment, dissolution, liquidation, or Corporate Transaction on your Option;

(b) Section 9(e) regarding the Company’s or an Affiliate’s retained rights to terminate your Continuous Service notwithstanding the grant of the Option; and

(c) Section 8 regarding the tax consequences of your Option.

Your Option is further subject to all interpretations, amendments, rules and regulations, which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the Option Agreement and the provisions of the Plan, the provisions of the Plan shall control.

2. EXERCISE.

(a) You may generally exercise the vested portion of your Option for whole shares of Common Stock at any time during its term by delivery of payment of the exercise price and applicable withholding taxes and other required documentation to the Plan Administrator in accordance with the exercise procedures established by the Plan Administrator, which may include an electronic submission. Please review Sections 4(i), 4(j) and 7(b)(v) of the Plan, which may restrict or prohibit your ability to exercise your Option during certain periods.

(b) To the extent permitted by Applicable Law, you may pay your Option exercise price as follows:

(i) cash, check, bank draft or money order;

(ii) subject to Company and/or Committee consent at the time of exercise, pursuant to a “cashless exercise” program as further described in Section 4(c)(ii) of the Plan if at the time of exercise the Common Stock is publicly traded;

(iii) subject to Company and/or Committee consent at the time of exercise, by delivery of previously owned shares of Common Stock as further described in Section 4(c)(iii) of the Plan; or

(iv) subject to Company and/or Committee consent at the time of exercise, by a “net exercise” arrangement as further described in Section 4(c)(iv) of the Plan.

3. TERM. You may not exercise your Option before the commencement of its term or after its term expires. The term of your Option commences on the Date of Grant and expires upon the earliest of the following:

(a) immediately upon the termination of your Continuous Service for Cause;

(b) three months after the termination of your Continuous Service for any reason other than Cause, Disability or death;

(c) 12 months after the termination of your Continuous Service due to your Disability;

(d) 18 months after your death if you die during your Continuous Service;

(e) immediately upon a Corporate Transaction if the Board has determined that the Option will terminate in connection with a Corporate Transaction;

(f) the Expiration Date indicated in your Grant Notice; or

(g) the day before the 10th anniversary of the Date of Grant.

Notwithstanding the foregoing, if you die during the period provided in Section 3(b) or 3(c) above, the term of your Option shall not expire until the earlier of (i) 18 months after your death, (ii) upon any termination of the Option in connection with a Corporate Transaction, (iii) the Expiration Date indicated in your Grant Notice, or (iv) the day before the tenth anniversary of the Date of Grant. Additionally, the Post-Termination Exercise Period of your Option may be extended as provided in Section 4(i) of the Plan.

4. WITHHOLDING OBLIGATIONS.

(a) You acknowledge that regardless of any action taken by the Company or, if different, the Affiliate to which you provide services (the “Service Recipient”), the ultimate liability for Tax-Related Items is and remains your responsibility and may exceed the amount, if any, actually withheld by the Company or the Service Recipient. You further acknowledge that the Company and/or the Service Recipient (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option, including, but not limited to, its grant, vesting or exercise, the issuance of shares of Common Stock upon exercise, the subsequent sale of shares of Common Stock and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the Option or any aspect of the Option to reduce or eliminate your liability for Tax-Related Items. Further, if you become subject to taxation in more than one jurisdiction, you acknowledge that the Company and/or the Service Recipient (or former service recipient, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(b) Prior to any relevant taxable or tax withholding event, as applicable, you agree to make adequate arrangements satisfactory to the Company and/or the Service Recipient to satisfy all Tax-Related Items. In this regard, you authorize the Company and/or the Service Recipient, or their respect agents, at their discretion, to satisfy any applicable withholding obligations with regard to all Tax-Related Items by one or a combination of the following: (i) withholding from your wages or other cash compensation paid to you by the Company or the Service Recipient; (ii) allowing or requiring you to make a cash payment to cover the Tax-Related Items; (iii) withholding from proceeds of the sale of shares of Common Stock acquired upon exercise of the Option either through a voluntary sale or a mandatory sale arranged by the Company (on your behalf pursuant to this authorization and without further consent); (iv) withholding from the shares of Common Stock to be issued to you upon exercise of this Option; or (v) any other method of withholding determined by the Company and permitted by Applicable Law.

(c) The Company and/or the Service Recipient may withhold or account for Tax-Related Items by considering applicable statutory withholding amounts or other applicable withholding rates including minimum and maximum rates applicable in your jurisdiction. In the event of over-withholding, you may receive a refund of any over-withheld amount in cash (with no entitlement to the equivalent in shares of Common Stock) from the Company or the Service Recipient; otherwise, you may be able to seek a refund from the local tax authorities. In the event of under-withholding, you may be required to pay any additional Tax-Related Items directly to the applicable tax authority. If the obligation for Tax-Related Items is satisfied by withholding in shares of Common Stock, for tax purposes, you are deemed to have been issued the full number of shares of Common Stock subject to the exercised Option, notwithstanding that a number of shares of Common Stock is held back solely for the purpose of paying the Tax-Related Items.

(d) You agree to pay to the Company or the Service Recipient any amount of Tax-Related Items that the Company or the Service Recipient may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver shares of Common Stock, or the proceeds from the sale of shares of Common Stock, if you fail to comply with your obligations in connection with the Tax-Related Items.

5. NO ADVICE REGARDING GRANT. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying shares of Common Stock. You should consult with your own personal tax, legal and financial advisors regarding the tax and legal consequences of the Option before taking any action related to the Plan and, by signing the Grant Notice, you have agreed that you have done so or knowingly and voluntarily declined to do so. You understand that you (and not the Company) shall be responsible for your own liability that may arise as a result of your participation in the Plan. As a condition to accepting the Option, you hereby agree to not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates related to tax liabilities arising from the Option.

6. LEAVE OF ABSENCE.

(a) During any Company-approved leave of absence (“LOA”), the vesting of your Option shall be suspended after the leave of absence exceeds a period of ninety (90) days (or such longer period as required by Applicable Law). Vesting of your Option shall resume upon the termination of your LOA and return to service to the Company and/or its Affiliates. The vesting schedule of your Option shall be extended by the length of the suspension, subject to Applicable Law.

(b) You will be deemed to remain in Continuous Service during any LOA only through your Expected Return Date (as defined below), unless your Continuous Service is otherwise terminated for any reason prior to the Expected Return Date; provided, however, that if you notify the Company or the Service Recipient prior to the Expected Return Date (and prior to any earlier termination of Continuous Service) that you do not intend to resume employment or other eligible service with the Company or an Affiliate on or prior to the Expected Return Date (such notification, a “Notification”, and the date of such Notification, the “Notification Date”), then you will be deemed to remain in Continuous Service during the LOA only through the Notification Date. If you fail to report to work on the Expected Return Date, or if you provide a Notification prior to the Expected Return Date, then, on the Expected Return Date or the earlier Notification Date, as applicable, (i) your Continuous Service will be deemed terminated, (ii) vesting of your Option will cease immediately, and (iii) the applicable Post-Termination Exercise Period will commence, in each case except to the extent required by Applicable Law. The first scheduled workday immediately following the Company-approved expiration date of the LOA or, if earlier, the date on which you actually return to employment or other eligible service with the Company or the Service Recipient is the “Expected Return Date”.

(c) The Board, Committee or the heads of the Company’s legal and human resources departments may make exceptions to the foregoing with respect to LOAs to comply with Applicable Laws, in cases where the application of the foregoing would not be in the interests of the Company or any Affiliate, or otherwise to the extent it deems necessary or advisable in its discretion.

(d) Nothing in the Option Agreement will confer upon you any right to remain in Continuous Service (or any other service) for any duration or to interfere with or otherwise restrict in any way the rights of the Company or any Affiliate to terminate your Continuous Service (or any other service) at any time for any reason, with or without cause.

7. TRANSFERABILITY. Except as otherwise provided in the Plan, your Option is not transferable, except by will or by the applicable laws of descent and distribution, and is exercisable during your life only by you.

8. CORPORATE TRANSACTION. Your Option is subject to the terms of any agreement governing a Corporate Transaction involving the Company, including, without limitation, a provision for the appointment of a stockholder representative that is authorized to act on your behalf with respect to any escrow, indemnities and any contingent consideration.

9. SEVERABILITY. If any part of this Option Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Option Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Option Agreement (or part of such a Section) so declared to be unlawful or invalid will, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

10. WAIVER. You acknowledge that a waiver by the Company of a breach of any provision of the Option Agreement shall not operate or be construed as a waiver of any other provision of the Option Agreement, or of any subsequent breach of the Option Agreement.

11. EXECUTION OF DOCUMENTS. You hereby acknowledge and agree that the manner selected by the Company by which you indicate your consent to your Grant Notice is also deemed to be your execution of your Grant Notice and of this Global Stock Option Agreement. You further agree that such manner of indicating consent may be relied upon as your signature for establishing your execution of any documents to be executed in the future in connection with your Option. Specifically, the Company may in its sole discretion decide to deliver any documents related to current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company.

12. CHOICE OF LAW. The interpretation, performance and enforcement of this Option Agreement shall be governed by the laws of the State of Delaware without regard to that state’s conflicts of laws rules. For purposes of any action, lawsuit or other proceeding brought to enforce the Option Agreement, relating to it, or arising from it, the parties hereby submit to the sole and exclusive jurisdiction of the courts of San Mateo County or the federal courts for the United States for the Northern District of California, and no other courts where this grant is made and/or to be performed.

13. AMENDMENT; IMPOSITION OF OTHER REQUIREMENTS. The Option Agreement may not be modified, amended or terminated except by an instrument in writing, signed by you and by a duly authorized representative of the Company. Notwithstanding the foregoing, the Option Agreement may be amended solely by the Board by a writing which specifically states that it is amending the Option Agreement, so long as a copy of such amendment is delivered to you, and provided that, except as otherwise expressly provided in the Plan, no such amendment materially adversely affecting your rights hereunder may be made without your written consent. Without limiting the foregoing, the Board reserves the right to change, by written notice to you, the provisions of the Option Agreement in any way it may deem necessary or advisable to carry out the purpose of your Option as a result of any change in Applicable Law or regulations or any future law, regulation, ruling, or judicial decision, provided that any such change shall be applicable only to rights relating to that portion of your Option which is then subject to restrictions as provided herein. Further, the Company reserves the right to impose other requirements on your participation in the Plan, on the Option and on any shares of Common Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

14. APPENDIX. Notwithstanding any provisions in this Option Agreement, your Option shall be subject to any additional or different terms and conditions set forth in the Appendix for your country attached hereto. Moreover, if you relocate to one of the countries included in the Appendix, the additional or different terms and conditions for such country will apply to you to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Option Agreement.

15. OTHER DOCUMENTS. You hereby acknowledge receipt of or the right to receive a document providing the information required by Rule 428(b)(1) promulgated under the Securities Act, which includes the Prospectus. In addition, you acknowledge receipt of the Company’s Trading Policy.

16. QUESTIONS. If you have questions regarding these or any other terms and conditions applicable to your Option, including a summary of the applicable tax consequences, please see the Prospectus.

* * * *

ATTACHMENT II

APPENDIX

Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Plan and/or the Global Stock Option Agreement.

Terms and Conditions

This Appendix includes additional terms and conditions that govern the Option granted to you under the Plan if you reside and/or work outside the United States. If you are a citizen or resident of a country other than the one in which you are currently working and/or residing, transfer to another country after the Date of Grant, or are considered a resident of another country for local law purposes, the Company shall, in its discretion, determine the extent to which the additional terms and conditions contained herein shall be applicable to you.

Notifications

This Appendix also includes information regarding exchange controls and certain other issues of which you should be aware with respect to your participation in the Plan. The information is provided solely for your convenience and is based on the securities, exchange control, tax, and other laws in effect in the respective countries as of August 2021. Such laws are often complex and change frequently. As a result, the Company strongly recommends that you not rely on the information contained herein as the only source of information relating to the consequences of your participation in the Plan, because the information may be out of date by the time you exercise the Option or sell any shares of Common Stock acquired at settlement.

In addition, the information contained in this Appendix is general in nature and may not apply to your particular situation, and the Company is not in a position to assure you of any particular result. Accordingly, you should seek appropriate professional advice as to how the Applicable Law in your country may apply to your situation.

Finally, you understand that if you are a citizen or resident of a country other than the one in which youare currently residing and/or working, transfer to another country after the Date of Grant, or areconsidered a resident of another country for local law purposes, the notifications contained herein maynot be applicable to you in the same manner.

GENERAL NON-U.S. TERMS AND CONDITIONS

1. NATURE OF GRANT. By accepting your Option, you acknowledge, understand and agree that:

(a) the Plan is established voluntarily by the Company, it is discretionary in nature, and may be amended, suspended or terminated by the Company at any time, to the extent permitted under the Plan;

(b) the grant of your Option is voluntary and occasional and does not create any contractual or other right to receive future grants of options, or other equity awards, or benefits in lieu of options, even if options have been granted in the past;

(c) all decisions with respect to future options or other grants, if any, will be at the sole discretion of the Company;

(d) the Option grant and your participation in the Plan shall not create a right to employment or other service relationship with the Company;

(e) you are voluntarily participating in the Plan;

(f) the Option and any shares of Common Stock acquired under the Plan, and the income from and value of same, are not intended to replace any pension rights or compensation;

(g) the Option and any shares of Common Stock acquired under the Plan, and the income from and value of same, are not part of normal or expected compensation for any purpose, including, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, holiday pay, long-service awards, pension or retirement or welfare benefits or similar payments;

(h) unless otherwise agreed with the Company in writing, the Option and the shares of Common Stock subject to the Option, and the income from and value of same, are not granted as consideration for, or in connection with, the service you may provide as a director of an Affiliate;

(i) the future value of the shares of Common Stock underlying the Option is unknown, indeterminable, and cannot be predicted with certainty;

(j) if the underlying shares of Common Stock do not increase in value, the Option will have no value;

(k) if you exercise the Option and acquire shares of Common Stock, the value of such shares of Common Stock may increase or decrease in value, even below the exercise price;

(l) neither the Company nor any Affiliate shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of your Options or of any amounts due to you pursuant to the exercise of your Option or the subsequent sale of any shares of Common Stock received;

(m) for the purposes of your Option, your Continuous Service will be considered terminated as of the date you are no longer actively providing services to the Company or one of its Affiliates (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or providing services or the terms of your employment or service agreement, if any), and unless otherwise expressly provided in the Option Agreement or determined by the Company, your right to vest in the Option under the Plan (if any) will terminate, and your Post-Termination Exercise Period (if any) will commence, as of such date and will not be extended by any notice period (e.g., your Continuous Service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where you are employed or providing services or the terms of your employment or service agreement, if any); the Board shall have the exclusive discretion to determine when you are no longer actively providing services for purposes of the Option (including whether you may still be considered to be providing services while on a LOA); and

(n) no claim or entitlement to compensation or damages shall arise from forfeiture of this Option resulting from the termination of your Continuous Service (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment or service agreement, if any).

2. DATA PRIVACY.

(a) You explicitly and unambiguously acknowledge and consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this document by and among, as applicable, the Service Recipient, the Company and its other Affiliates for the exclusive purpose of implementing, administering and managing your participation in the Plan. You understand that the Service Recipient, the Company and its other Affiliates hold certain personal information about you, including, but not limited to, name, home address, email address and telephone number, date of birth, social security number, passport or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all equity awards or any other entitlement to shares of Common Stock awarded, canceled, purchased, exercised, vested, unvested or outstanding in your favor (“Data”) for the purpose of implementing, managing and administering your participation in the Plan. You understand that the Data may be transferred to any third parties assisting in the implementation, administration and management of your participation in the Plan, that these recipients may be located in your country or elsewhere, in particular in the U.S., and that the recipient country may have different data privacy laws providing less protections of your personal data than your country. You may request a list with the names and addresses of any potential recipients of the Data by contacting the stock plan administrator at the Company (the “Stock Plan Administrator”). You acknowledge that the recipients may receive, possess, process, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data, as may be required to a broker or other third party with whom you may elect to deposit any shares of Common Stock acquired upon the exercise of your Option. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You may, at any time, view the Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consents herein, in any case without cost, by contacting the Stock Plan Administrator in writing. Further, you understand that you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke the consents, your employment or service with the Service Recipient will not be affected; the only consequence of refusing or withdrawing the consents is that the Company would not be able to grant the Option or other equity awards to you or administer or maintain such awards. Therefore, you understand that refusing or withdrawing the consents may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact in writing your local human resources representative.

(b) Notwithstanding Section 2(a) above, for the purposes of operating the Plan in the European Economic Area / European Union, Switzerland and the United Kingdom, the Company will collect and process information relating to you in accordance with the privacy notice then in effect.

3. LANGUAGE. You acknowledge that you are sufficiently proficient in the English language, or have consulted with an advisor who is sufficiently proficient in English, so as to allow you to understand the terms and conditions of this Option Agreement. If you have received this Option Agreement, or any other document related to your Option and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

4. INSIDER TRADING RESTRICTIONS / MARKET ABUSE LAWS. You acknowledge that,depending on your country or the broker’s country, you may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, which may affect your ability to directly or indirectly accept, acquire, sell or attempt to sell or otherwise dispose of shares of Common Stock or rights to shares of Common Stock, or rights linked to the value of shares of Common Stock, during such times as you are considered to have “inside information” regarding the Company (as defined by the laws in the applicable jurisdiction(s)). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders you placed before possessing inside information. Furthermore, you may be prohibited from (i) disclosing the inside information to any third party, which may include fellow employees and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under the Company’s Trading Policy, or any other applicable insider trading policy then in effect. You acknowledge that you are responsible for complying with any applicable restrictions and are encouraged to speak with your personal legal advisor for further details regarding any applicable insider trading and/or market abuse laws in your country.

5. FOREIGN ASSET/ACCOUNT, EXCHANGE CONTROL AND TAX REPORTING. You may be subject to foreign asset/account, exchange control and/or tax reporting requirements as a result of the acquisition, holding and/or transfer of shares of Common Stock or cash (including dividends and the proceeds arising from the sale of shares of Common Stock) derived from your participation in the Plan in, to and/or from a brokerage/bank account or legal entity located outside your country. The Applicable Law in your country may require that you report such accounts, assets and balances therein, the value thereof and/or the transactions related thereto to the applicable authorities in such country. You may also be required to repatriate sale proceeds or other funds received as a result of your participation in the Plan to your country through a designated bank or broker within a certain time after receipt. You acknowledge that it is your responsibility to be compliant with such regulations and you are encouraged to consult with your personal legal advisor for any details.

AUSTRALIA

Terms and Conditions

AUSTRALIA OFFER DOCUMENT. The Company is pleased to provide you with this offer to participate in the Plan. This offer sets out information regarding the Option to Australian resident Participants. This information is provided by the Company to ensure compliance of the Plan with the Australian Securities and Investments Commission (“ASIC”) Class Order 14/1000 and relevant provisions of the Corporations Act 2001.

In addition to the information set out in the Option Agreement (including this Appendix), you are also being provided with copies of the following documents:

(a)	the Plan;

(b)	the Prospectus; and

(c)	the Employee Information Supplement for Australia.

(collectively, the “Additional Documents”).

The Additional Documents provide further information to help you make an informed investment decision about participating in the Plan. Neither the Plan nor the Prospectus is a prospectus for the purposes of the Corporations Act 2001.

You should not rely upon any oral statements made in relation to this offer. You should rely only upon statements contained in the Option Agreement (including this Appendix) and the Additional Documents when considering participation in the Plan.

Notifications

TAX INFORMATION. The Plan is a plan to which Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) (the “Act”) applies (subject to the conditions in the Act).

SECURITIES LAW INFORMATION. Investment in shares of Common Stock involves a degree of risk. Eligible employees who elect to participate in the Plan should monitor their participation and consider all risk factors relevant to the acquisition of shares of Common Stock under the Plan as set forth below and in the Additional Documents.

The information herein is general information only. It is not advice or information that takes into account your personal objectives, financial situation and needs. You should consider obtained your own financial product advice from a person who is licensed by ASIC to give such advice.

ADDITIONAL RISK FACTORS FOR AUSTRALIAN RESIDENTS. You should have regard to risk factors relevant to investment in securities generally and, in particular, to the holding of shares. For example, the price at which the Common Stock is quoted on the Nasdaq Global Select Market may increase or decrease due to a number of factors. There is no guarantee that the price of the Common Stock will increase. Factors that may affect the price of the Common Stock include fluctuations in the domestic and international market for listed stocks, general economic conditions, including interest rates, inflation rates, commodity and oil prices, changes to government fiscal, monetary or regulatory policies, legislation or regulation, the nature of the markets in which the Company operates and general operational and business risks.

More information about potential factors that could affect the Company’s business and financial results will included in the Company’s Quarterly Report on Form 10-Q and the Company’s Annual Report on Form 10-K. Copies of these reports will be available at www.sec.gov/, on the Company’s website, and upon request to the Company.

In addition, you should be aware that the Australian dollar value of Common Stock acquired at exercise will be affected by the U.S. dollar/Australian dollar exchange rate. Participation in the Plan involves certain risks related to fluctuations in this rate of exchange.

COMMON STOCK IN A U.S. CORPORATION. Common stock of a U.S. corporation is analogous to ordinary shares of an Australian corporation. Each holder of the Company’s Common Stock is entitled to one vote for every share of Common Stock.

Dividends may be paid on the Common Stock out of any funds of the Company legally available for dividends at the discretion of the Board.

The Common Stock is traded on the Nasdaq Global Select Market in the United States of America under the symbol “FRSH”.

The Common Stock is not liable to any further calls for payment of capital or for other assessment by the Company and have no sinking fund provisions, pre-emptive rights, conversion rights or redemption provisions.

ASCERTAINING THE MARKET PRICE OF SHARES. You may ascertain the current market price of the Common Stock as traded on the Nasdaq Global Select Market under the symbol “FRSH” at https://www.nasdaq.com/. The Australian dollar equivalent of that price can be obtained at: http://www.rba.gov.au/statistics/frequency/exchange-rates.html.

This will not be a prediction of what the market price per share of Common Stock will be when the Option is exercised or when shares of Common Stock are issued or of the applicable rate on the actual exercise date or the date of share issuance.

EXCHANGE CONTROL INFORMATION. Exchange control reporting is required for cash transactions exceeding AUD 10,000 and for international fund transfers. You understand that if an Australian bank is assisting with the transaction, the bank will file the report on your behalf. You further understand if there is no Australian bank involved in the transfer, you will have to file the exchange control report.

CANADA

Terms and Conditions

MANNER OF EXERCISE. Notwithstanding Sections 2(b)(iv) and 4(b)(iv) of the Global Stock Option Agreement and Sections 4(c)(iv) and 8(b)(ii) of the Plan, you are not allowed to exercise the Option by way of a net exercise whereby shares of Common Stock are held back to cover the exercise price and/or Tax-Related Items withholding.

In addition, notwithstanding Section 2(b)(iii) of the Global Stock Option Agreement and Sections 4(c)(iii) of the Plan, you are not allowed to pay the exercise price with shares of Common Stock you previously acquired. Furthermore, you undertake not to use the shares acquired upon exercise of the Option to pay the exercise price for any options that may be granted to you in the future.

TERMINATION. The following provisions replace Section 1(m) of this Appendix in its entirety:

for purposes of the Option, your Continuous Service will be considered terminated (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are providing service or the terms of your employment or other service agreement, if any) as of the date that is the earlier of (i) the date your Continuous Service terminates, and (ii) the date on which you receive notice of termination of your Continuous Service. In either case, the date shall exclude any period during which notice, pay in lieu of such notice or related payments or damages are provided or required to be provided under Applicable Law. For greater certainty, you will not earn or be entitled to any pro-rated vesting for that portion of time before the date on which your right to vest terminates, nor will you be entitled to any compensation for lost vesting.

Notwithstanding the foregoing, if applicable employment standards legislation explicitly requires continued participation in the Plan during a statutory notice period, your right to vest in the Option (if any) will terminate, and the Post-Termination Exercise Period (if any) will commence, effective upon the expiry of the minimum statutory notice period, but you will not earn or be entitled to pro-rated vesting if the vesting date falls after the end of the statutory notice period, nor will you be entitled to any compensation for lost vesting; and

The following terms and conditions apply to Participants resident in Quebec:

LANGUAGE. The parties acknowledge that it is their express wish that the Option Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Les parties reconnaissent avoir exigé la rédaction en anglais de cette Convention, ainsi que de tous documents, avis et procédures judiciaires, exécutés, donnés ou intentés en vertu de, ou liés directement ou indirectement à, la présente convention.

DATA PRIVACY. The following provisions supplement Section 2 of this Appendix:

You hereby authorize the Company or any Affiliate, including the Service Recipient, and any agents or representatives to (i) discuss with and obtain all relevant information from all personnel, professional or non-professional, involved in the administration and operation of the Plan, and (ii) disclose and discuss any and all information relevant to the Plan with their advisors. You further authorize the Company or any Affiliate, including the Service Recipient, and any agents or representatives to record such information and to keep such information in your employee file.

Notifications

SECURITIES LAW INFORMATION. You are permitted to sell shares of Common Stock acquired under the Plan through the designated broker appointed under the Plan, if any, provided the resale of shares of Common Stock acquired under the Plan takes place outside Canada through the facilities of the exchange on which the shares of Common Stock are then listed.

FRANCE

Terms and Conditions

LANGUAGE CONSENT. By accepting the Option, you confirm having read and understood the documents related to the Option (the Plan and the Option Agreement) which were provided in the English language. You accept the terms of these documents accordingly.

Consentement à la Langue Utilisée. En acceptant l’attribution de droits sur des actions assujettis à restrictions (Option, l’ « Attribution de Option »), vous confirmez avoir lu et compris les documents relatifs à l’attribution (le Plan et le Contrat d’Attribution de Option) qui ont été remis en anglais. Vous acceptez les termes de ces documents en connaissance de cause.

Notifications

TAX INFORMATION. The Option grant is not intended to qualify for special tax or social security treatment in France.

GERMANY

Notifications

EXCHANGE CONTROL INFORMATION. Cross-border payments in excess of EUR 12,500 must be reported monthly to the German Federal Bank (Bundesbank). If you receive a payment in excess of EUR 12,500 in connection with the sale of shares of Common Stock acquired under the Plan or the receipt of any cash dividends, the report must be filed electronically by the fifth day of the month following the month in which the payment was received. The form of report (Allgemeines Meldeportal Statistik) can be accessed via the Bundesbank’s website (www.bundesbank.de) and is available in both German and English.

INDIA

Terms and Conditions

METHOD OF EXERCISE. Notwithstanding anything to the contrary in the Plan or the Option Agreement, due to legal restrictions in India, you will not be permitted to pay the exercise price by a “sell-to-cover” exercise (i.e., where shares of Common Stock subject to the Option will be sold immediately upon exercise and the proceeds of the sale will be remitted to the Company to cover the exercise price for the purchased shares and any Tax-Related Items). The Company reserves the right to permit this method of payment depending on the development of local law.

Notifications

EXCHANGE CONTROL INFORMATION. Indian residents are required to repatriate the proceeds from the sale of shares of Common Stock to India within specified timeframes. You must retain the foreign inward remittance certificate received from the bank where the foreign currency is deposited in the event that the Reserve Bank of India or the Service Recipient requests proof of repatriation. It is your responsibility to comply with these requirements. Neither the Company nor the Service Recipient will be liable for any fines or penalties resulting from your failure to comply with any Applicable Law.

IRELAND

Notifications

DIRECTOR NOTIFICATION OBLIGATION. Directors, shadow directors and secretaries of the Company’s Irish Affiliates are subject to certain notification requirements under the Irish Companies Act. Directors, shadow directors and secretaries must notify the Irish Affiliate in writing if they receive or dispose of an interest in the Company representing more than 1% of the Company’s voting share capital (e.g., the Option, shares of Common Stock, etc.), if they become aware of the event giving rise to the notification requirement or if they become a director or secretary if such an interest exists at the time. This disclosure requirement also applies to any rights or shares acquired by the director’s spouse or children (under the age of 18).

NETHERLANDS

There are no country-specific provisions.

SINGAPORE

Terms and Conditions

RESTRICTION ON SALE OF SHARES. The Option is subject to section 257 of the Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”) and you will not be able to make any subsequent offer to sell or sale of the Common Stock in Singapore, unless such offer or sale is made (i) after six months from the Date of Grant; (ii) pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the SFA; or (iii) pursuant to, and in accordance with, the conditions of any applicable provision of the SFA.

Notifications

SECURITIES LAW INFORMATION. The offer of the Plan, the Option, and the issuance of the underlying Common Stock at exercise are being made pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the SFA. The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore.

DIRECTOR NOTIFICATION OBLIGATION. If you are a director, associate director or shadow director of a Singapore Affiliate, you are subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Singapore Affiliate in writing when you receive an interest (e.g., Options, or shares of Common Stock) in the Company or any Affiliate within two business days of (i) its acquisition or disposal, (ii) any change in previously disclosed interest (e.g., when the shares of Common Stock are sold), or (iii) becoming a director, associate director or shadow director.

UNITED KINGDOM

Terms and Conditions

WITHHOLDING OBLIGATIONS. The following provisions supplement Section 4 of the Global Stock Option Agreement:

Without limitation to Section 4 of the Global Stock Option Agreement, you hereby agree that you are liable for any Tax-Related Items related to your participation in the Plan and hereby covenant to pay such Tax-Related Items as and when requested by the Company or (if different) the Service Recipient or by Her Majesty’s Revenue & Customs (“HMRC”) (or any other tax authority or any other relevant authority). You also hereby agree to indemnify and keep indemnified the Company and (if different) the Service Recipient against any Tax-Related Items that they are required to pay or withhold or have paid or will pay to HMRC (or any other tax authority or any other relevant authority) on your behalf.

Notwithstanding the indemnification provision in Section 4 of the Global Stock Option Agreement, if you are a director or executive officer of the Company (within the meaning of Section 13(k) of the Exchange Act), you understand that you may not be able to indemnify the Company for the amount of any Tax-Related Items as it may be considered to be a loan. In this case, the amount of any income tax due but not collected from or paid by you within ninety (90) days of the end of the U.K. tax year in which an event giving rise to the indemnification described above occurs may constitute an additional benefit to you on which additional income tax and National Insurance contributions (“NICs”) may be payable. You will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying the Company and/or the Service Recipient the amount of any employee NICs due on this additional benefit, which the Company and/or the Service Recipient may recover at any time by any of the means referred to in Section 4 of the Global Stock Option Agreement.

JOINT ELECTION TO TRANSFER EMPLOYER NICS LIABILITY. You agree to accept liability for any secondary Class 1 NICs that may be payable by the Service Recipient in connection the Option and any event giving rise to Tax-Related Items (the “Employer NICs”). You agree that the Employer NICs may be collected by the Company or, if different, the Service Recipient using any of the methods described in Section 4 of the Global Stock Option Agreement. Without prejudice to the foregoing, you agree to execute a joint election with the Company or the Service Recipient (a “Joint Election”), the form of such Joint Election being formally approved by HMRC, and any other consent or elections required to accomplish the transfer of the Employer NICs to you. You further agree to execute such other elections as may be required by any successor to the Company and/or the Service Recipient for the purpose of continuing the effectiveness of your Joint Election.

If you do not enter into the Joint Election, if approval of the Joint Election has been withdrawn by HMRC, if the Joint Election is revoked by the Company or Service Recipient (as applicable), or if the Joint Election is jointly revoked by you and the Company or Service Recipient (as applicable), the Company, in its sole discretion and without any liability to the Company or the Service Recipient, may choose not to issue or deliver any shares of Common Stock or proceeds from the sale of shares to you upon the exercise of the Option.

ATTACHMENT III

FRESHWORKS INC.

2022 INDUCEMENT PLAN

ATTACHMENT IV

FRESHWORKS INC.

NOTICE OF EXERCISE

(2022 INDUCEMENT PLAN)

FRESHWORKS INC.

2950 S. DELAWARE STREET, SUITE 201

SAN MATEO, CA 94403

(650) 513-0514                                                                                                                                        Date of Exercise: _______________

This constitutes notice to Freshworks Inc. (the “Company”) that I elect to purchase the below number of shares of Common Stock of the Company (the “Shares”) by exercising my Option for the price set forth below. Capitalized terms not explicitly defined in this Notice of Exercise but defined in the Stock Option Grant Notice, Global Stock Option Agreement or 2022 Inducement Plan (the “Plan”) shall have the meanings set forth in the Stock Option Grant Notice, Global Stock Option Agreement or the Plan, as applicable. Use of certain payment methods is subject to Company and/or Committee consent and certain additional requirements set forth in the Global Stock Option Agreement (including the Appendix) and the Plan.

Type of option:	Nonstatutory

Date of Grant:

Number of Shares as to which Option is exercised:

Certificates to be issued in name of:

Total exercise price:	US$____________

Cash, check, bank draft or money order delivered herewith:	US$____________

Value of ________ Shares delivered herewith:	US$____________

Regulation T Program (cashless exercise)	US$___________

Value of _______ Shares pursuant to net exercise:	US$___________

By this exercise, I agree (i) to provide such additional documents as you may require pursuant to the terms of the Plan, the Stock Option Grant Notice and the Global Stock Option Agreement (including the Appendix thereto), and (ii) to satisfy the withholding obligations for Tax-Related Items, if any, relating to this Option as set forth in the Global Stock Option Agreement (including the Appendix).

Very truly yours,